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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                             FOR THE PERIODS ENDED

                                       AUGUST 31,                                 MAY 31,
                                  --------------------    --------------------------------------------------------
                                    1997        1996        1997        1996        1995        1994        1993
                                  --------    --------    --------    --------    --------    --------    --------
Net margins before
  extraordinary loss...........   $ 14,650    $ 12,766    $ 54,736    $ 50,621    $ 45,212    $ 33,188    $ 41,648
Add: Fixed charges.............    127,779     110,927     475,729     426,079     361,338     263,230     265,412
                                  --------    --------    --------    --------    --------    --------    --------
Margins available for fixed
  charges......................   $142,429    $123,693    $530,465    $476,700    $406,550    $296,418    $307,060
                                  ========    ========    ========    ========    ========    ========    ========
Fixed charges:
  Interest on all debt
    (including amortization of
    discount and issuance
    costs).....................   $127,779    $110,927    $475,729    $426,079    $361,338    $263,230    $265,412
                                  --------    --------    --------    --------    --------    --------    --------
         Total fixed charges...   $127,779    $110,927    $475,729    $426,079    $361,338    $263,230    $265,412
                                  ========    ========    ========    ========    ========    ========    ========
Ratio of margins to fixed
  charges......................       1.12        1.12        1.12        1.12        1.13        1.13        1.16
                                  ========    ========    ========    ========    ========    ========    ========
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